Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 24, 2007 except as to Note 6, the first paragraph of which is as of September 25, 2007 and the second and third paragraphs of which are as of October 18, 2007, on the financial statements of Enterprise Acquisition Corp. as of July 18, 2007 and for the period from July 9, 2007 (inception) through July 18, 2007 in Amendment No. 2 to Registration Statement on Form S-1 and related Prospectus to be filed on or about October 24, 2007.

/s/ Eisner LLP

New York, New York

October 23, 2007